EXHIBIT 10.5.2

CAPITAL MANAGEMENT MAINTENANCE AGREEMENT

BETWEEN

PARTNERRE LTD.

(Pembroke, Bermuda)

AND

PARTNER REINSURANCE EUROPE LIMITED

(Dublin, Ireland)

This Capital Management Maintenance Agreement (“Agreement”), effective January 1, 2008, is entered into by and between PARTNERRE LTD. (“PartnerRe”), a holding company domiciled in Pembroke, Bermuda, with its principal place of business located at Chesney House, 96 Pitts Bay Road, Pembroke HM 08 Bermuda, and its subsidiary PARTNER REINSURANCE EUROPE LIMITED , (“PartnerRe Europe”) a reinsurance company domiciled in Dublin, Ireland, with principal offices located at The Oval, 5th Floor,160 Shelbourne Rd. Dublin 4, Ireland

WITNESSETH:

WHEREAS, PartnerRe is the ultimate owner of 100% of the outstanding common stock of PartnerRe Europe;

WHEREAS, PartnerRe Europe has issued and intends to issue reinsurance contracts (“Contracts”) to third parties;

WHEREAS, PartnerRe Europe depends, in part, on favorable consideration from reinsurance buyers, who place great emphasis on the financial strength of reinsurers;

WHEREAS, PartnerRe wishes to provide certain assurances with respect to the maintenance of the net worth of PartnerRe Europe;

WHEREAS, PartnerRe and PartnerRe Europe desire to take certain actions to enhance and maintain the financial condition of PartnerRe Europe as hereinafter set forth in order to enable PartnerRe Europe to issue such Contracts; and

WHEREAS, PartnerRe, and PartnerRe Europe are companies regulated in the public interest by governmental agencies in their respective domiciles;

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1. OBLIGATION TO PROVIDE CAPITAL. PartnerRe agrees that it shall financially support PartnerRe Europe and shall from time to time make such capital contributions in cash or other acceptable form as may be necessary to maintain the Capital (as defined below) of PartnerRe Europe in an amount not less that the minimum required under the reinsurance laws of Ireland or Euro 750 million (Euro seven hundred and fifty million), whichever is greater. The “Capital” of PartnerRe Europe at any time shall mean policyholder surplus, determined in accordance with statutory accounting principles in effect on the date hereof in the Republic of Ireland as calculated for the current calendar year in which this Agreement is in effect. PartnerRe further agrees that following any material change in the method of calculating Capital, its obligation shall be to maintain the required level of capital under the revised method of calculation, always subject to the minimum of Euro 750 million.

2. ANNUAL CALCULATION. Prior to December 31st of each calendar year in which this Agreement is in effect, PartnerRe Europe shall calculate its surplus levels as regards policy holders (the “Annual Calculation”). In the event that the Annual Calculation is less than 150% of the Solvency Margin, or the Statutory Capital of PartnerRe Europe is less than Euro 750 million, PartnerRe shall cause PartnerRe Europe to have sufficient funds to make whole any shortfall. PartnerRe or such designated subsidiary will make such Contribution within ninety (90) days after the determination that either the Annual Calculation is less than 150% of the Solvency Margin or the Statutory Capital is less than Euro 750 million and proper notice has been provided to PartnerRe.

3. AGGREGATE LIMIT. The sum of all Contributions made by PartnerRe under this Agreement shall in aggregate not exceed a total of Euro 750 million during the entire period in which this Agreement is in effect.

4. WAIVERS. PartnerRe hereby waives any failure or delay on the part of PartnerRe Europe, in asserting or enforcing any of its rights or in making any claims or demands hereunder.

5. TERMINATION; AMENDMENT. Notwithstanding any provision to the contrary pursuant to this Agreement, this Agreement shall continue in full force and effect until the earlier of: (i) mutual agreement is reached between the parties to terminate the Agreement; (ii) PartnerRe contributes to PartnerRe Europe the full Aggregate Limit as provided in Article 4 herein; or (iii) PartnerRe terminates this Agreement immediately upon written notice to PartnerRe Europe in the event of the sale or transfer of a majority of PartnerRe Europe’s stock to an entity not affiliated with PartnerRe.

This Agreement may be amended at any time by written amendment or agreement signed by all of the parties hereto.

In the event PartnerRe decides to either amend or terminate this Agreement as provided herein, PartnerRe shall provide written notice to PartnerRe Europe’s Compliance Manager within ten (10) days, at the address set forth below:

6. NOTICES. Any notice, instruction, request, consent, demand, or other communication required or contemplated by this Agreement shall be communicated in writing and addressed as follows:

If to PartnerRe:	PartnerRe Ltd.
Wellesley House South, 5th Floor
90 Pitts Bay Road
Pembroke HM 08
Bermuda

If to PartnerRe Europe:
5th Floor, Block 1
The Oval
160 Shelbourne Road
Dublin 4, Ireland

7. ARBITRATION. All unresolved differences of opinion or all and any disputes between PartnerRe and PartnerRe Europe including its formation and validity shall be submitted to arbitration. The seat of the arbitration shall be Bermuda. The governing law of the arbitration shall be Bermuda. The arbitration shall be conducted in accordance with The Bermuda International Conciliation and Arbitration Act 1993.

In the event that the parties cannot agree on the appointment of arbitrators, who shall be persons with not less than ten years’ experience of insurance or reinsurance as persons engaged in the industry itself (including those who have retired) or as lawyers or other professional advisers, the arbitrators shall be appointed by the nominating committee for the time being of the Chartered Institute of Arbitrators Bermuda Branch.

8. COUNTERPARTS. This Agreement may be executed and delivered in one or more counterparts , including counterparts delivered by facsimile or such electronic or digital format or otherwise, each of which shall constitute an original document, and all of which taken together shall constitute one and the same instrument. A party providing its signature by facsimile, or such electronic or digital format or otherwise shall promptly forward to the other party an original of the executed copy of this Agreement which was so delivered by facsimile or other means.

9. GOVERNING LAW. This Agreement shall be governed by the laws of Bermuda.

IN WITNESS WHEREOF this Agreement has been entered into on the date first above written

PARTNERRE LTD.

By:
Name:
Title:

PARTNER REINSURANCE EUROPE LIMITED.

By:
Name:
Title:

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